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Ana Paula Assis of IBM Joins the Trane Technologies Board of Directors

SWORDS, Ireland ─ Oct. 4, 2023 ─ Trane Technologies (NYSE: TT), a global climate innovator, today announced the appointment of Ana Paula Assis to its Board of Directors, effective immediately. Assis is the Chair and General Manager of IBM in Europe, the Middle East and Africa (EMEA).

“Ana Paula has been instrumental in driving growth and transformation in markets around the world throughout her career,” said Dave Regnery, chair and CEO of Trane Technologies. “Her international business leadership and her deep technology expertise will be a great addition to our Board of Directors as Trane Technologies continues to grow and innovate for a more sustainable world.”
Assis brings more than 25 years of global leadership experience in the information technology and solutions industry. She is a recognized thought leader in areas including artificial intelligence and data responsibility.
Since 2022, Assis has served as the General Manager of IBM EMEA, responsible for IBM’s business operations, client satisfaction and employee engagement in a region with more than 100 countries. In January 2023, she was named Chair of IBM EMEA, overseeing IBM’s relationship with the European Union and other institutions across the region.
Previously, Assis led the client transition activities of the successful spin-off of IBM’s IT Managed Services division, now Kyndryl. She also served as the General Manager for IBM in Latin America and has held multiple positions in the United States, China and Latin America. She holds a degree in Computer Science from Universidade Federal de Goias and an MBA from Fundação Dom Cabral.
Assis will serve on the Human Resources and Compensation Committee; the Sustainability, Corporate Governance and Nominating Committee; and the Technology and Innovation Committee of the Trane Technologies Board of Directors.

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About Trane Technologies
Trane Technologies is a global climate innovator. Through our strategic brands Trane® and Thermo King®, and our portfolio of environmentally responsible products and services, we bring efficient and sustainable climate solutions to buildings, homes, and transportation. For more on Trane Technologies, visit tranetechnologies.com.